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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the incorporation by reference in the joint registration statement of Peter Kiewit Sons', Inc. and MFS Communications Company, Inc. on Amendment No. 2 to Form S-4 of our report dated February 14, 1995, of our audits of the consolidated financial statements of MFS Communications Company, Inc. and Subsidiaries as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which report is incorporated by reference to the 1994 Annual Report on Form 10-K/A Amendment No. 2 on May 15, 1995 of MFS Communications Company, Inc. We also consent to the reference to our Firm under the caption "Experts."


                                          COOPERS AND LYBRAND L.L.P.
Omaha, Nebraska

August 4, 1995